Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: April 29, 2010
Investor Relations
CONTACT: Quynh McGuire
PHONE: 724-539-6559
Media Relations
CONTACT: Joy Chandler
PHONE: 724-539-4618
KENNAMETAL ANNOUNCES RESULTS FOR THIRD QUARTER
FISCAL 2010 AND INCREASES GUIDANCE

-	Reported 3Q EPS of $0.12; adjusted EPS of $0.39

-	Sales increased 11 percent on an organic basis

-	Free operating cash flow of $66 million year-to-date

-	Increases full year adjusted EPS guidance to a range of $1.03 to $1.08

-	Increases full year FOCF guidance to a range of $90 million to $100 million
LATROBE, Pa., (April 29, 2010) – Kennametal Inc. (NYSE: KMT) today reported fiscal 2010 third quarter earnings per diluted share (EPS) of $0.12, compared with prior year quarter reported loss per diluted share of $1.90. The current quarter reported EPS included restructuring and related charges amounting to $0.27 per share. The prior year quarter reported loss per diluted share included non-cash charges for impairment of goodwill and other intangible assets of $1.40 per share, as well as restructuring and divestiture related charges of $0.51 per share. Absent these charges, adjusted EPS for the current quarter was $0.39, compared with the prior year quarter adjusted EPS of $0.01.
“We are pleased with our results for the fiscal 2010 third quarter as they clearly demonstrate the positive effects of our strategies,” said Carlos Cardoso, Kennametal’s Chairman, President and Chief Executive Officer. “We are encouraged that growth in industrial activity is continuing across a range of end markets and geographies. Our global team has been disciplined in its efforts to streamline our business and lower our cost structure. The strong operating leverage reflected in our March quarter performance is consistent with our strategies to reposition Kennametal to fully maximize our growth potential.”

Cardoso added, “Moving forward, we remain focused on generating strong cash flows, maintaining a solid financial position, managing our portfolio and growing our business. We will continue to further expand our profitability, which will help to differentiate Kennametal as economic conditions continue to improve.”
Reconciliations of all non-GAAP financial measures are set forth in the attached tables, and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.
Fiscal 2010 Third Quarter Key Developments
•
Sales were $493 million, compared with $424 million in the same quarter last year. Sales increased 16 percent due to an organic increase of 11 percent and a 5 percent favorable impact from foreign currency effects.

•
Sales improved sequentially by 11 percent, representing the third consecutive quarter of sequential sales growth. The improvement in sales was driven by continued expansion in industrial activity in the majority of our end markets and all geographies.

•	The company recognized pre-tax restructuring and related charges of $23 million, or $0.27 per share. Total benefits from restructuring programs were approximately $36 million in the current quarter.

•
Operating income was $26 million compared with an operating loss of $150 million in the same quarter last year. Absent restructuring actions in both periods and asset impairment charges recorded in the prior year quarter, operating income was $49 million, compared with an operating loss of $6 million in the prior year quarter. On an adjusted basis, operating margin reached 10 percent, driven by higher sales, increased capacity utilization, continued permanent savings from restructuring programs and ongoing cost discipline. The current quarter also included the partial salary and incentive compensation restorations. Incremental margins were very strong on both a year-over-year and sequential basis. The adjusted operating income for the current quarter improved sequentially by $30 million from the December 2009 quarter.

•
Reported EPS were $0.12 compared with prior year quarter reported loss per diluted share of $1.90. Adjusted EPS was $0.39 compared with prior year quarter adjusted EPS of $0.01. A reconciliation follows:

Earnings (Loss) Per Diluted Share Reconciliation
Third Quarter FY 2010		Third Quarter FY 2009

Reported EPS	$0.12	Reported loss per diluted share	$(1.90)
Restructuring and related charges	0.27	Restructuring and related charges	0.50
		Divestiture related charges	0.01
		Asset impairment charges	1.40

Adjusted EPS	$0.39	Adjusted EPS	$0.01

Segment Highlights for the Fiscal 2010 Third Quarter
•
Metalworking Solutions & Services Group (MSSG) sales increased by 19 percent from the prior year quarter, driven by organic growth of 13 percent and favorable foreign currency effects of 6 percent. Sequentially, sales increased by 12 percent as global industrial production continued to improve in all regions. This represents the third consecutive quarter of sequential sales growth for MSSG. Regionally, on an organic basis, India and Asia Pacific had sales increases of 64 percent and 45 percent, respectively. North America, Europe and Latin America each reported organic sales increases of 7 percent compared with the prior year quarter.

•
MSSG operating income was $31 million compared with an operating loss of $39 million for the same quarter of the prior year. Absent restructuring and related charges recorded in both periods, MSSG operating income was $36 million compared with an operating loss of $14 million in the prior year quarter. The primary drivers of the increase in operating income were higher sales volumes, increased capacity utilization, cost savings from restructuring programs and continued cost containment. MSSG adjusted operating margin improved sequentially from the December quarter by 870 basis points from 3.6 percent to 12.3 percent. Compared to the December quarter, MSSG adjusted operating income increased $26 million on a sales increase of $30 million.

•
Advanced Materials Solutions Group (AMSG) sales increased 13 percent from the prior year quarter, driven by 9 percent organic growth and 4 percent favorable foreign currency effects. The organic increase was primarily driven by higher sales of mining and construction products, as well as increased demand for energy related and engineered products. Sequentially, sales increased by 11 percent, driven by higher sales in all AMSG end markets, except for capital equipment.

•
AMSG operating income was $25 million, compared with an operating loss of $103 million in the same quarter of the prior year. Absent restructuring and related charges recorded in both periods and asset impairment charges in the prior year quarter, AMSG operating income was $37 million in the current quarter compared with $18 million in the prior year quarter. The year-over-year increase in operating income was primarily due to higher sales volumes, increased capacity utilization, cost savings from restructuring programs and continued cost reduction actions. AMSG adjusted operating margin increased sequentially by 150 basis points to 18.4 percent from 16.9 percent in the December quarter.

Fiscal 2010 Year-to-Date Key Developments
•
Sales were $1.3 billion compared to $1.6 billion in the same period last year. Sales decreased 20 percent on an organic basis, partially offset by a 2 percent favorable impact from foreign currency effects and a 1 percent increase from a business acquisition made in the prior fiscal year.

•	The company recognized pre-tax restructuring and related charges of $36 million, or $0.40 per share. Total benefits from restructuring programs were approximately $98 million year-to-date

•
Operating income was $32 million, compared with an operating loss of $75 million in the same period last year. Absent restructuring actions recorded in both periods and asset impairment charges recorded in the prior year, operating income was $68 million, compared with $88 million for the prior year period.

•	Reported EPS were $0.07, compared with prior year reported loss per diluted share of $1.18. Adjusted EPS were $0.49, compared with prior year adjusted EPS of $0.94. A reconciliation follows:

Earnings (Loss) Per Diluted Share Reconciliation
First Nine Months of FY 2010		First Nine Months of FY 2009

Reported EPS	$0.07	Reported loss per diluted share	($1.18)
Restructuring and related charges	0.40	Restructuring and related charges	0.73
Divestiture related charges	0.02	Divestiture related charges	0.01
		Asset impairment charges	1.38

Adjusted EPS	$0.49	Adjusted EPS	$0.94

•
Cash flow from operating activities was $93 million, compared with $164 million in the prior year period. Net capital expenditures were $26 million year-to-date. The company generated free operating cash flow of $66 million compared with $73 million in the prior year period.

Restructuring Actions
Kennametal’s restructuring programs are on track to deliver the anticipated annual ongoing pre-tax permanent savings of $155 million to $160 million once all programs are fully implemented. The combined total pre-tax charges are expected to be approximately $160 million to $165 million, a slight increase from the previously announced range of $155 million to $160 million. This increase is due to recent legislative changes that retroactively extended the period for benefit coverage under COBRA to certain previously terminated employees. Total restructuring and related charges recorded inception to date were $115 million and corresponding annualized benefits were approximately $144 million.

Outlook
Management currently believes that global industrial activity and the corresponding demand for the company’s products will continue to improve through the remainder of the current fiscal year. As a result of better than anticipated global sales growth, including some effects of customer inventory rebuilding, we expect our organic sales to be 37 percent to 40 percent higher in the June quarter compared with the prior year period, resulting in fiscal 2010 organic sales that would be 7 percent to 8 percent lower than last year. Under these assumed conditions, Kennametal is increasing its EPS guidance for fiscal 2010 from a range of $0.65 to $0.75 per share to a range of $1.03 to $1.08 per share, excluding restructuring actions and divestiture related charges. The increased EPS guidance also takes into consideration the final salary restoration for remaining locations and a slightly higher effective tax rate due to anticipated jurisdictional mix of earnings. Cash flow from operations is expected to be in the range of $145 million to $155 million for fiscal 2010. Based on net capital expenditures of approximately $55 million, the free operating cash flow range was increased from a range of $40 million to $50 million to a range of $90 million to $100 million for fiscal 2010.
Dividend Declared
Kennametal also announced today that its Board of Directors declared a regular quarterly cash dividend of $0.12 per share. The dividend is payable May 26, 2010 to shareowners of record as of the close of business on May 11, 2010.

Kennametal advises shareowners to note monthly order trends, for which the company makes a disclosure ten business days after the conclusion of each month. This information is available on the Investor Relations section of Kennametal’s corporate website at www.kennametal.com.
Third quarter results for fiscal 2010 will be discussed in a live Internet broadcast at 10:00 a.m. Eastern time today. This event will be broadcast live on the company’s website, www.kennametal.com. Once on the homepage, select “Investor Relations” and then “Events.” The replay of this event will also be available on the company’s website through May 29, 2010.
This release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. You can identify forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance or events. Forward looking statements in this release concern, among other things, Kennametal’s outlook for earnings for its fourth quarter and full fiscal year 2010, and its expectations regarding restructuring initiatives, future growth and financial performance, all of which are based on current expectations that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: the recent downturn in our industry; deepening or prolonged economic recession; restructuring and related actions (including associated costs and anticipated benefits); changes in our debt ratings; compliance with our debt arrangements; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; our ability to protect and defend our intellectual property; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; global or regional catastrophic events, including terrorist attacks or acts of war; integrating acquisitions and achieving the expected savings and synergies; business divestitures; potential claims relating to our products; energy costs; commodity prices; labor relations; demand for and market acceptance of new and existing products; and implementation of environmental remediation matters. These and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

Kennametal Inc. (NYSE: KMT) delivers productivity to customers seeking peak performance in demanding environments by providing innovative custom and standard wear-resistant solutions. This proven productivity is enabled through our advanced materials sciences and application knowledge. Our commitment to a sustainable environment provides additional value to our customers. Companies operating in everything from airframes to coal mining, from engines to oil wells and from turbochargers to construction recognize Kennametal for extraordinary contributions to their value chains. In fiscal year 2009, customers bought approximately $2.0 billion of Kennametal products and services – delivered by our nearly 12,000 talented employees doing business in more than 60 countries – with more than 50 percent of these revenues coming from outside North America. Visit us at www.kennametal.com. [KMT-E]

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(in thousands, except per share amounts)	2010	2009 (1)	2010	2009 (1)

Sales	$493,165	$424,387	$1,345,425	$1,613,822
Cost of goods sold	322,841	321,959	917,212	1,136,112

Gross profit	170,324	102,428	428,213	477,710

Operating expense	120,062	106,469	354,126	385,543
Restructuring and asset impairment charges	20,720	142,826	31,898	157,442
Amortization of intangibles	3,239	3,196	9,946	9,874

Operating income (loss)	26,303	(150,063)	32,243	(75,149)

Interest expense	6,531	6,658	18,856	21,741
Other income, net	(1,496)	(5,319)	(6,314)	(9,949)

Income (loss) from continuing operations before income taxes	21,268	(151,402)	19,701	(86,941)

Provision (benefit) for income taxes	11,065	(14,281)	11,026	(1,203)

Income (loss) from continuing operations	10,203	(137,121)	8,675	(85,738)
Loss from discontinued operations	-	(592)	(1,423)	(165)

Net income (loss)	10,203	(137,713)	7,252	(85,903)
Less: Net income attributable to noncontrolling interests	518	161	1,417	845

Net income (loss) attributable to Kennametal	$9,685	$(137,874)	$5,835	$(86,748)

Amounts Attributable to Kennametal Common Shareowners:
Income (loss) from continuing operations	$9,685	$(137,282)	$7,258	$(86,583)
Loss from discontinued operations	-	(592)	(1,423)	(165)

Net income (loss) attributable to Kennametal	$9,685	$(137,874)	$5,835	$(86,748)

PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL
Basic earnings (loss) per share:
Continuing operations	$0.12	$(1.89)	$0.09	$(1.18)
Discontinued operations	-	(0.01)	(0.02)	-

	$0.12	$(1.90)	$0.07	$(1.18)

Diluted earnings (loss) per share:
Continuing operations	$0.12	$(1.89)	$0.09	$(1.18)
Discontinued operations	-	(0.01)	(0.02)	-

	$0.12	$(1.90)	$0.07	$(1.18)

Dividends per share	$0.12	$0.12	$0.36	$0.36

Basic weighted average shares outstanding	81,358	72,673	80,756	73,238

Diluted weighted average shares outstanding	82,189	72,673	81,397	73,238

(1)	Amounts have been restated to reflect discontinued operations related to the divestiture of the high speed steel drills and related products business.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	June 30,
(in thousands)	2010	2009

ASSETS
Cash and cash equivalents	$110,893	$69,823
Accounts receivable, net	317,136	278,977
Inventories	372,594	381,306
Other current assets	93,716	145,798

Total current assets	894,339	875,904
Property, plant and equipment, net	681,594	720,326
Goodwill and other intangible assets, net	662,004	677,436
Other assets	73,372	73,308

Total assets	$2,311,309	$2,346,974

LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$18,689	$49,365
Accounts payable	94,256	87,176
Other current liabilities	264,314	242,428

Total current liabilities	377,259	378,969
Long-term debt and capital leases	317,486	436,592
Other liabilities	242,243	263,958

Total liabilities	936,988	1,079,519

KENNAMETAL SHAREOWNERS’ EQUITY	1,352,932	1,247,443
NONCONTROLLING INTERESTS	21,389	20,012

Total liabilities and equity	$2,311,309	$2,346,974

SEGMENT DATA (UNAUDITED)	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(in thousands)	2010	2009 (1)	2010	2009 (1)

Outside Sales:
Metalworking Solutions and Services Group	$291,571	$245,530	$784,049	$972,932
Advanced Materials Solutions Group	201,594	178,857	561,376	640,890

Total outside sales	$493,165	$424,387	$1,345,425	$1,613,822

Sales By Geographic Region:
United States	$220,340	$206,311	$593,397	$732,289
International	272,825	218,076	752,028	881,533

Total sales by geographic region	$493,165	$424,387	$1,345,425	$1,613,822

Operating Income (Loss):
Metalworking Solutions and Services Group	$30,988	$(39,062)	$25,015	$10,221
Advanced Materials Solutions Group	24,816	(102,502)	77,851	(53,075)
Corporate and eliminations	(29,501)	(8,499)	(70,623)	(32,295)

Total operating income (loss)	$26,303	$(150,063)	$32,243	$(75,149)

(1)	Amounts have been restated to reflect discontinued operations related to the divestiture of the high speed steel drills and related products business.

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including gross profit, operating expense, operating income, Corporate operating loss, MSSG operating income and margin, AMSG operating income and margin, income from continuing operations, net income and diluted earnings per share and free operating cash flow (which are non-GAAP financial measures), to the most directly comparable GAAP measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.
THREE MONTHS ENDED MARCH 31, 2010 (UNAUDITED)

				Income from
(in thousands, except per	Gross	Operating	Operating	Continuing	Net	Diluted
share amounts)	Profit	Expense	Income	Operations	Income	EPS

2010 Reported Results	$170,324	$120,062	$26,303	$10,203	$9,685	$0.12
Restructuring and related charges	1,595	(635)	22,950	22,329	22,329	0.27

2010 Adjusted Results	$171,919	$119,427	$49,253	$32,532	$32,014	$0.39

	Corporate	MSSG	AMSG
	Operating	Operating	Operating
(in thousands, except percents)	Loss	Income	Income

2010 Reported Results	$(29,501)	$30,988	$24,816
2010 Reported Operating Margin		10.6%	12.3%
Restructuring and related charges	5,797	4,954	12,199

2010 Adjusted Results	$(23,704)	$35,942	$37,015

2010 Adjusted Operating Margin		12.3%	18.4%

THREE MONTHS ENDED MARCH 31, 2009 (UNAUDITED)				(Loss) Income from
(in thousands, except per	Gross	Operating	Operating	Continuing	Net (Loss)	Diluted
share amounts)	Profit	Expense	Loss	Operations	Income	EPS

2009 Reported Results	$102,428	$106,469	$(150,063)	$(137,121)	$(137,874)	$(1.90)
Restructuring and related charges	2,249	1,145	32,888	36,770	36,770	0.50
Divestiture related charges	-	-	-	-	397	0.01
Asset Impairment charges	-	-	111,042	101,200	101,200	1.40

2009 Adjusted Results	$104,677	$107,614	$(6,133)	$849	$493	$0.01

THREE MONTHS ENDED MARCH 31, 2009 (UNAUDITED)
Corporate MSSG AMSG Operating Operating Operating (in thousands, except percents) Loss Loss (Loss) Income

		MSSG		AMSG Operating
	Corporate	Operating		(Loss)
(in thousands, except percents)	Operating Loss	Loss		Income

2009 Reported Results	$(8,499)	$(39,062)		$(102,502)
2009 Reported Operating Margin		(15.9%	)	(57.3%	)
Restructuring and related charges	(1,355)	24,779		9,464
Asset impairment charges	-	-		111,042

2009 Adjusted Results	$(9,854)	$(14,283)		$18,004

2009 Adjusted Operating Margin		(5.8%	)	10.1%

NINE MONTHS ENDED MARCH 31, 2010 (UNAUDITED)

				Income from
(in thousands, except per	Gross	Operating	Operating	Continuing	Net	Diluted
share amounts)	Profit	Expense	Income	Operations	Income	EPS

2010 Reported Results	$428,213	$354,126	$32,243	$8,675	$5,835	$0.07
Restructuring and related charges	2,613	(1,099)	35,610	32,732	32,732	0.40
Divestiture related charges	-	-	-	-	1,340	0.02

2010 Adjusted Results	$430,826	$353,027	$67,853	$41,407	$39,907	$0.49

NINE MONTHS ENDED MARCH 31, 2009 (UNAUDITED)

				(Loss) Income
			Operating	from
(in thousands, except per	Gross	Operating	(Loss)	Continuing	Net (Loss)	Diluted
share amounts)	Profit	Expense	Income	Operations	Income	EPS

2009 Reported Results	$477,710	$385,543	$(75,149)	$(85,738)	$(86,748)	$(1.18)
Restructuring and related charges	6,899	1,178	52,121	53,957	53,957	0.73
Divestiture related charges	-	-	-	-	397	0.01
Asset impairment charges	-	-	111,042	101,200	101,200	1.38

2009 Adjusted Results	$484,609	$386,721	$88,014	$69,419	$68,806	$0.94

FREE OPERATING CASH FLOW (UNAUDITED)	Nine Months Ended
	March 31,
(in thousands)	2010	2009

Net cash flow provided by operating activities	$92,637	$163,739
Purchases of property, plant and equipment	(30,438)	(92,712)
Proceeds from disposals of property, plant and equipment	4,087	2,386

Free operating cash flow	$66,286	$73,413